DPL NEWS RELEASE
              DPL COMMENTS ON TIMING FOR 10-K FILING


DAYTON, OH, August 2, 2004 - DPL Inc. (NYSE-DPL) said today that it is working diligently with its current and former independent auditors to complete and file its annual report on Form 10-K with the Securities and Exchange Commission (SEC) for the year ended December 31, 2003. While substantial progress has been made, the company and the accounting firms are studying whether generally accepted accounting principles would require adjustments for certain matters and, if so, the periods in which such adjustments would be made. If adjustments are ultimately determined to be required, the company does not anticipate that the amounts would be material to the company's previously disclosed financial position or cash flow.

The company stated that it cannot provide a firm date for the filing of its 2003 Form 10-K and its Form 10-Q for the first and second quarters of 2004 at this time. However, upon the filing of these reports, the company intends to resume its regular quarterly dividends, including the payments normally made in June but delayed pending the filing of the SEC reports.

DPL said that, as a result of the delay in filing the financial statements, and in accordance with the terms on its $175 million 8% Senior Notes due 2009, it will pay an additional 1% interest on the notes until the Form 10-K is filed, and an additional 0.5% interest on the notes until a registration statement relating to the notes is filed with the SEC. The filing of the SEC Form 10-K and the filing of the registration statement and declaration of effectiveness extinguishes the additional interest charges.

The company added that it has the liquidity to meet all of its near-term operating requirements. The company has approximately
$170 million in cash and $80 million in public securities to meet its liquidity needs as of July 30, 2004.

About DPL
DPL Inc. is a diversified, regional energy company. DPL's principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,600 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectation of the Company's future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL's control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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